Exhibit 10.02

LOAN AGREEMENT

Dated as of July 30, 2009

by and between

AGILITY CAPITAL, LLC

as Agility

and

KANA SOFTWARE, INC.

as Borrower

TOTAL CREDIT AMOUNT: Up to $1,000,000

Maturity Date:	Earliest of Acquisition, Change of Control, and June 30, 2010
Formula:	None
Facility Origination Fee:	$40,000
Interest:	15% Fixed
Warrants:	None

The information set forth above is subject to the terms and conditions set forth in the balance of this Agreement. The parties agree as follows:

1. Advance and Payments.

(a) Advance. Borrower may request one advance of up to $1,000,000 (the “Advance”) on the date of this Agreement (the “Closing Date”). Agility’s obligation to make the Advance is subject to (i) Agility’s determination, in its sole discretion, that there has not occurred a circumstance or circumstances that have a Material Adverse Effect, (ii) receipt of an Unconditional Guaranty from EVERGANCE PARTNERS, LLC, and (iii) the execution, delivery and filing of such instruments and agreements as Agility deems appropriate, including, but not limited to, an intercreditor agreement with Bridge Bank (“Senior Lender”), and certification by Borrower that its EBITDA, as defined in the agreement for Senior Lender, for the quarter ended June 30, 2009, is not less than $500,000.

(b) Interest; Payments. Borrower shall pay interest on the outstanding principal balance of the Advance at a fixed rate per annum equal to Fifteen Percent (15.0%). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue from the date of the Advance and continue until the Advance has been repaid, and shall be payable in arrears on the first day of each month until the Advance has been repaid. Beginning September 1, 2009, and on the first day of each month thereafter, Borrower shall pay to Agility, $90,000 plus accrued but unpaid interest. On the Maturity Date, all amounts outstanding under this Agreement shall be due and payable. Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding. Borrower may prepay all or any part of the Advance without penalty or premium, but may not reborrow any amount repaid. Any prepayment shall be applied first to interest, then to principal installments in reverse order of maturity.

(c) Fees. On the Closing Date, Borrower shall pay Senior Lender for delivery to Agility an origination fee of $40,000, and on the earliest to occur of (i) the Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, and (iii) the date that the outstanding Obligations become due, Borrower shall pay Agility a fee of $350,000. Such fees are earned in full as of the Closing Date.

(d) Maturity Date. All amounts outstanding hereunder are due and payable on the earliest to occur of (i) June 30, 2010; (ii) an Acquisition; or (iii) any reorganization, consolidation, or merger of Borrower where the holders of Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (a “Change of Control”) (the “Maturity Date”).

(e) Late Payment. After the occurrence of a payment default under this Agreement (“Payment Default”), the Obligations shall bear interest at a rate equal to 5% above the rate that would otherwise apply, until such time as the default is cured. In addition, upon the occurrence of such Payment Default, Borrower shall pay to Agility a fee of $50,000. Borrower shall pay Agility an additional $50,000 on the fifteenth day thereafter if the Payment Default has not been cured by then. An additional $50,000 will be earned and due on every tenth day thereafter so long as the Payment Default has not been cured. The terms of this paragraph shall not be construed as Agility’s consent to Borrower’s failure to pay any amounts in strict accordance with this Agreement, and Agility’s charging any such fees and/or acceptance of any such payments shall not restrict Agility’s exercise of any remedies arising out of any such failure.

2. Security Interest. As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Agility under this Agreement, including all fees specified in Section 1 (collectively, the “Obligations”), Borrower grants Agility a security interest in all of Borrower’s personal property, whether now owned or hereafter acquired, including without limitation the property described on Exhibit A attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the “Collateral”). Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.

3. Representations, Warranties and Covenants. Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement):

(a) Authorization. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower’s Certificate of Incorporation or by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property.

(b) State of Incorporation; Places of Business; Locations of Collateral. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so. The address set forth in this Agreement under Borrower’s signature is Borrower’s chief executive office. Other than the chief executive office, the Collateral is located at the address(es) set forth on Exhibit B.

(c) Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i) the lien in favor of Senior Lender securing the Permitted Senior Debt; (ii) purchase money security interests in specific items of Equipment; (iii) leases of specific items of Equipment; (iv) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Agility’s security interests; (v) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; and (vi) the liens set forth on Exhibit B.

(d) Financial Condition, Statements and Reports. The financial statements provided to Agility by Borrower have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”). All financial statements now or in the future delivered to Agility will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Agility and the date hereof, there has been no circumstance that could constitute or give rise to a Material Adverse Effect. Borrower has timely filed, and will timely file, all tax returns and reports required by applicable law, and Borrower has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrower, unless Borrower is contesting or negotiating in good faith a resolution of outstanding tax liability issues and Borrower maintains adequate reserves under GAAP.

(e) Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all material applicable laws and regulations.

(f) Information. All information provided to Agility by or on behalf of Borrower on or prior to the date of this Agreement is true and correct in all material respects, and no representation or other statement made by Borrower to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Agility not misleading at the time made.

(g) Litigation. Except as disclosed on Exhibit B, there is no claim or litigation pending or (to best of Borrower’s knowledge) threatened against Borrower. Borrower will promptly inform Agility in writing of any claim or litigation in the future.

(h) Subsidiaries; Investments. Except as disclosed on Exhibit B, Borrower has no wholly-owned or partially owned subsidiaries, and Exhibit B sets forth all loans by Borrower to, and all investments by Borrower in, any person, entity, corporation partnership or joint venture.

(i) Deposit and Investment Accounts. Borrower maintains only the operating, savings, deposit, securities and investment accounts listed on Exhibit B. On the Closing Date, Borrower shall enter into an account control agreement with Bridge Bank on terms acceptable to Lender.

4. Other Covenants.

(a) Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and as soon as available, but in any event within five (5) days after the filing thereof, all reports filed with the Securities and Exchange Commission including without limitation on Forms 10-K and 10-Q; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (d) as soon as available, but in any event no later than sixty (60) days after the beginning of Borrower’s fiscal year, an operating budget in form reasonably acceptable to Bank and approved by Borrower’s board of directors; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time. Agility shall have the right to review and copy Borrower’s books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to Borrower. Agility or its officers, employees, or agents shall have a right to visit Borrower’s premises and interview Borrower’s officers at Borrower’s expense.

(b) Insurance. Borrower will maintain insurance on the Collateral and Borrower’s business, in amounts and of a type that are customary to businesses similar to Borrower’s, and Agility will be named in a Agility’s loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility.

(c) Subsidiary Excess Cash. At least once per month (and, after the occurrence of an Event of Default, at least once per week), Borrower will cause each of its Subsidiaries to transfer to Borrower’s account with Senior Lender all of its cash balances in excess of the cash needed by such Subsidiary to conduct its business in the ordinary course.

(d) Senior Debt. Borrower may incur indebtedness (the “Senior Debt”) from Senior Lender up to a principal amount equal to the lesser of (i) $5,000,000 or (ii) 80% of the book value of Borrower’s accounts receivable less than 90 days outstanding from invoice date owing from account debtors with a principal place of business in the United States and also any subsidiaries of IBM, provided that such maximum indebtedness may increase from time to time by the amount that Borrower pays Agility on account of the principal outstanding under this Agreement.

(e) Negative Covenants. Without Agility’s prior written consent, Borrower shall not do any of the following: (i) permit or suffer an Acquisition or Change of Control that does not provide for immediate payment of all amounts outstanding under this Agreement; (ii) acquire any assets outside the ordinary course of business; (iii) sell, lease, license, encumber or transfer any Collateral except for sales in the ordinary course of business; (iv) pay or declare any dividends on Borrower’s stock; (v) redeem, purchase or otherwise acquire, any of Borrower’s stock, except for stock from terminated employees or contractors, to the extent required or permitted under any employment or contractor agreements; (vi) make any investments in, or loans or advances to, any person, including without limitation any investments in, or downstreaming of funds to, any subsidiary or affiliate of Borrower, unless in the normal course of business consistent with past practices; (vii) incur any indebtedness, including any guaranties or other contingent liabilities, other than (a) the Senior Debt, and (b) trade debt and capital lease obligations incurred in the ordinary course of business; (viii) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility, or (ix) agree to do any of the foregoing.

(f) Board Meetings and Materials. Borrower shall give Agility copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with such meetings at the same time and in the same manner as it gives to its directors.

5. Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Borrower shall fail to pay any principal of or interest due hereunder within ten days after the date due, provided that any amounts due on the Maturity Date shall be paid on that date, with no grace period; or

(b) Borrower shall fail to comply with any other material provision of this Agreement, which failure is not cured within five days after the sooner of (i) the date that Borrower has knowledge of that failure or (ii) Borrower’s receipt of notice from Agility; or

(c) Any warranty, representation, statement, report or certificate made or delivered to Agility by Borrower or on Borrower’s behalf shall be untrue or misleading in a material respect as of the date given or made, or shall become untrue or misleading in a material respect after the date hereof which cannot be corrected after notice to the satisfaction of Agility, acting reasonably; or

(d) An Event of Default shall occur under the Loan and Security Agreement between Borrower and Senior Lender in the form in effect as of the Closing Date; or a default or event of default occurs in any other agreement to which Borrower is subject or by which Borrower is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness or (ii) that could have a Material Adverse Effect, as defined below; or

(e) Any portion of Borrower’s assets is attached, seized or levied upon, or a judgment for more than $50,000 is awarded against Borrower and is not stayed within ten days; or

(f) Dissolution or termination of existence of Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 60 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Loans during such period); or

(g) If the Unconditional Guaranty ceases for any reasons to be in full force and effect, or the Guarantor under the Unconditional Guaranty fails to perform any obligations thereunder, or any event of default occurs under the Unconditional Guaranty or the Guarantor revokes its guarantee under the Unconditional Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in the Unconditional Guaranty or in any certificate delivered to Agility in connection with the Unconditional Guaranty; or

(h) The occurrence of a “Material Adverse Effect”, which shall mean (i) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or financial or other condition of Borrower, (ii) the material impairment of Borrower’s ability to perform its Obligations or of Agility’s ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral.

6. Remedies.

(a) Remedies. Upon the occurrence of any Event of Default, Agility, at its option, subject in all cases to the Subordination Agreement, may do any one or more of the following: (a) Accelerate and declare the Obligations to be immediately due, payable, and performable; (b) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agility to enter Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Agility seek to take possession of any of the Collateral by Court process, Borrower hereby waives: (i) any bond and any surety or security relating thereto; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (c) Require Borrower to assemble any or all of the Collateral and make it available to Agility at places designated by Agility; (d) Complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use Borrower’s premises, equipment and all other property without charge by Borrower; (e) Collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (f) Dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (g) Demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agility to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Agility’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; Borrower grants Agility a license, exercisable from and after an Event of Default has occurred, to use and copy any trademarks, service marks and other intellectual property in which Borrower has an interest to effect any of the foregoing remedies. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

(b) Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agility in the exercise of its rights under this Agreement, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agility for any deficiency.

(c) Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

(d) Power of Attorney. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agility (and any of Agility’s designated employees or agents) as Borrower’s true and lawful attorney in fact to: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agility’s rights or remedies or otherwise carry out the purposes of this Agreement. The appointment of Agility as Borrower’s attorney in fact, and each of Agility’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.

7. Waivers. The failure of Agility at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.

8. Indemnity. Borrower shall indemnify Agility for any costs or liabilities, including reasonable attorneys’ fees, incurred by Agility in connection with this Agreement.

9. Confidentiality. In handling any confidential non-public information provided to Agility by Borrower, Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party, provided Agility does not have actual knowledge that such third party is prohibited from disclosing such information.

10. Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Agility and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. As a material part of the consideration to Agility to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Agility’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11. MUTUAL WAIVER OF JURY TRIAL BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ BEFORE A MUTUALLY ACCEPTABLE REFEREE SITTING WITHOUT A JURY OR, IF NO AGREEMENT ON THE REFEREE IS REACHED, BEFORE A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA BARBARA COUNTY. THIS PROVISION SHALL NOT RESTRICT A PARTY FROM EXERCISING NONJUDICIAL REMEDIES UNDER THE CODE.

12. General. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agility. Agility may assign all or any part of its interest in this Agreement and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this Agreement, with notice to, but without consent of, Borrower. Borrower may not assign any rights under or interest in this Agreement without Agility’s prior written consent. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

13. Publicity. Borrower authorizes Agility to use Borrower’s tradenames and logos in Agility’s marketing materials in respect of the transactions evidenced by this Agreement

AGILITY CAPITAL, LLC		KANA SOFTWARE, INC.

By:	/s/ Daniel Corry	By:	/s/ Jay A. Jones
Title:	Managing Director	Title:	Interim Chief Financial Officer

Address for notices:	Address for notices:

Agility Capital, LLC 812 Anacapa Street, Suite A Santa Barbara, CA 93101 Attn: Daniel Corry Fax: 805-568-0427	Kana Software, Inc. 181 Constitution Drive Menlo Park, CA 94025 Attn: Jay Jones Fax: